SECURITIES PURCHASE AGREEMENT
B E T W E E N:
BROOKFIELD LONGVIEW HOLDINGS LLC, a limited liability company formed under the laws of the State of Delaware
(hereinafter called “Holdings”)
- and -
BROOKFIELD INFRASTRUCTURE CORPORATION, a corporation incorporated under the laws of the State of Delaware
(hereinafter called “US Holdco”)
RECITALS:
A.	Holdings is the owner of 2,329,755 shares of common stock (the “Securities”) of Longview Timber Holdings, Corp. (“Longview”);

B.	In connection with the establishment of Brookfield Infrastructure Partners L.P. (“BIP”), a publicly-traded global infrastructure partnership, and the special dividend of units of BIP to holders of Class A limited voting shares and Class B limited voting shares of Brookfield Asset Management Inc. (the “Spin-off”), Holdings wishes to sell and US Holdco wishes to purchase the Securities.
          NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:
1. Purchase and Sale
          Holdings agrees to sell and US Holdco agrees to purchase all of Holdings’s right, title and interest in and to the Securities on the terms and conditions contained herein on the date of this agreement or such other date and time as Holdings and US Holdco may agree (the “Closing Date”).

2. Purchase Price
          The purchase price of the Securities shall be equal to US$175,800,000 in cash. The purchase price shall be satisfied by the payment of US$175,800,000 in cash to Holdings (the “Consideration”).
3. Representations and Warranties of Holdings
          Holdings represents and warrants to US Holdco that:
3.1	Holdings is duly formed and validly existing under the laws of the State of Delaware;

3.2	Holdings has the corporate power and capacity to enter into, and to perform its obligations under, this Agreement;

3.3 the execution, delivery and performance of this Agreement and all agreements executed in connection therewith have been duly authorized by all necessary corporate action on the part of Holdings ;

3.4 this Agreement and all agreements executed in connection therewith are valid and binding obligations of Holdings, enforceable in accordance with their terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies; and

3.5 on the Closing Date, Holdings will have good and marketable title to the Securities, and the full legal right, power and authority to sell and transfer the Securities to US Holdco free and clear of all liens, charges, encumbrances and adverse claims.
4. Representations and Warranties of US Holdco
          US Holdco represents and warrants to Holdings that:
4.1	US Holdco is duly incorporated and validly existing under the laws of the State of Delaware;

4.2	US Holdco has the corporate power and capacity to enter into, and to perform its obligations under, this Agreement;

4.3 the execution, delivery and performance of this Agreement and all agreements executed in connection therewith have been duly authorized by all necessary corporate action on the part of US Holdco; and

4.4 this Agreement and all agreements executed in connection therewith are valid and binding obligations of US Holdco , enforceable in accordance with their terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.
5. Survival
          The representations and warranties of Holdings and US Holdco will survive for a period of 18 months from the Spin-off.
6. Indemnity
          Holdings shall indemnify and save US Holdco harmless for and from any loss, damages or deficiencies suffered by US Holdco as a result of any breach of any representation or warranty on the part of Holdings contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement, including all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.
          US Holdco shall indemnify and save Holdings harmless for and from any loss, damages or deficiencies suffered by Holdings as a result of any breach of any representation or warranty on the part of US Holdco contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement, including all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.
7. Limitation of Liability
          The aggregate maximum liability of Holdings under its representations, warranties and indemnities under this Agreement will be limited, without duplication, to the amount of the Consideration.
8. Conditions to Closing
          The completion of the closing of the transactions contemplated herein will be subject to the satisfaction or waiver by the parties of the following conditions:

8.1	all consents and approvals having been obtained with respect to the transactions contemplated hereby; and

8.2	all documentation having been entered into in respect of the transactions contemplated hereby.
9. Closing Procedure
          On the Closing Date, Holdings shall execute and deliver to US Holdco all such documents, certificates and instruments and do all such other acts and things as US Holdco may consider necessary or desirable, acting reasonably, to effectively transfer and assign the Securities and the Debt to US Holdco and to deliver possession thereof to US Holdco and US Holdco shall issue the Consideration to Holdings.
10. Further Assurances
          Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.
11. Successors and Assigns
          No party may assign its right or benefits under this Agreement without the prior written consent of the other party hereto. This provisions of this Agreement shall enure to the benefit of and be binding on the parties to this Agreement and their respective successors and permitted assigns.
12. Governing Law
          This agreement shall be governed by and construed in accordance with the laws of the State of New York and the laws of the United States applicable therein.

13. Counterparts
          This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.
[NEXT PAGE IS SIGNATURE PAGE]

          IN WITNESS WHEREOF the parties hereto have executed this agreement.
          DATED: November 20, 2007.

BROOKFIELD LONGVIEW HOLDINGS LLC

by:

Name: Craig Laurie Title: President

BROOKFIELD INFRASTRUCTURE CORPORATION

by:

Name: Christopher Parker Title: Treasurer